EXHIBIT 5.1
[PROSKAUER ROSE LLP LETTERHEAD]
August 8, 2007
General Nutrition Centers, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Ladies and Gentlemen:
We have acted as special counsel to General Nutrition Centers, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, with respect to the issuance and exchange of (a) up to $300,000,000 aggregate principal amount of the Company’s Senior Floating Rate Toggle Notes due 2014 (the “Exchange Senior Notes”) for a like principal amount of outstanding Senior Floating Rate Toggle Notes due 2014 and (b) up to $110,000,000 aggregate principal amount of the Company’s 10.75% Senior Subordinated Notes due 2015 (the “Exchange Senior Subordinated Notes” and together with the Exchange Senior Notes, the “Exchange Notes”) for a like principal amount of outstanding 10.75% Senior Subordinated Notes due 2015. The Exchange Notes will be issued under indentures, each dated as of March 16, 2007 (the “Indentures”), by and among the Company, the subsidiary guarantors named on Schedule 1 hereto (the “Subsidiary Guarantors,” and together with the Company, the “Subject Persons”), and LaSalle Bank National Association, as trustee (the “Trustee”). The Exchange Notes will be unconditionally guaranteed by each of the Subsidiary Guarantors pursuant to the guarantees contained in the Indentures (the “Exchange Guarantees”).
In connection with the rendering of this opinion, we have investigated such questions of law and examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Subject Persons, such certificates of public officials and such other documents as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company, as amended to date; (ii) the by-laws of the Company, as amended to date; (iii) the governing documents of the Subsidiary Guarantors that are organized under the laws of the State of Delaware (the “Delaware Guarantors”); (iv) certain resolutions of the Board of Directors of the Company and the Delaware Guarantors, respectively, relating to the authorization of the Exchange Notes and the Exchange Guarantees; (v) the Registration Statement; (vi) specimens of the Exchange Notes to be issued pursuant to the terms of the Indentures; (vii) the form of guarantee to be endorsed upon each Exchange Note by each Subsidiary Guarantor pursuant to the terms of the Indentures; and (vii) the Indentures.
In giving this opinion, we have assumed, without independent verification, the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents we have examined. As to questions of fact relevant to this opinion, without any independent verification, we have relied upon written statements of certain public officials and officers of the Company.

We have assumed, without independent verification, that each Indenture constitutes the legal, valid and binding obligation of the Trustee. For purposes of this opinion, we also have assumed, without independent verification, that (i) each Subsidiary Guarantor other than the Delaware Guarantors has the requisite corporate, limited liability company or partnership, as applicable, power and authority to execute, deliver and perform its Exchange Guarantee; and (ii) the execution, delivery and performance by each Subsidiary Guarantor other than the Delaware Guarantors of its Exchange Guarantee have been duly authorized by all requisite corporate, limited liability company or partnership, as applicable, action on the part of such Subsidiary Guarantor.
Based upon the foregoing, and subject to the qualifications below, it is our opinion that:
     1. When the Registration Statement has become effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indentures, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing.
     2. When the Registration Statement has become effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indentures, and the Exchange Guarantees have been duly executed and delivered, each Exchange Guarantee will constitute a legal, valid and binding obligation of the applicable Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing.
This opinion is limited in all respects to the federal laws of the United States, the laws of the State of New York, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.
This opinion may not be relied upon by you or any other person, firm, corporation or entity for any purpose other than in connection with the Registration Statement without our prior written consent.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Proskauer Rose LLP

Schedule 1

State or other Jurisdiction of
Subsidiary Guarantor	Organization
General Nutrition Investment Company	Arizona
GNC (Canada) Holding Company	Delaware
General Nutrition Distribution Company	Delaware
General Nutrition Government Services, Inc.	Delaware
General Nutrition International, Inc.	Delaware
GN Investment, Inc.	Delaware
GNC US Delaware, Inc.	Delaware
General Nutrition Systems, Inc.	Delaware
Informed Nutrition, Inc.	Florida
General Nutrition Corporation	Pennsylvania
General Nutrition Distribution, L.P.	Pennsylvania
General Nutrition, Incorporated	Pennsylvania
Nutra Manufacturing Inc.	South Carolina
General Nutrition Companies, Inc.	Delaware
GNC Canada Limited	Delaware
GNC Franchising, LLC	Pennsylvania
Nutra Sales Corporation	Arizona
GNC Funding, Inc.	Delaware
GNC Card Services, Inc.	Ohio

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